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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:
Kristi Nichols, NTN Investor Relations Manager, 619/438-7400
Judy Piercey, NTN Director of Communications, 619/930-3099

           NTN Communications Reports Major Executive Reorganization:
        Chairman & CEO Pat Downs Resigns; President Dan Downs Resigns;
                  Gerald Sokol, COO & CFO, is Named President

CARLSDAD, Calif - March 5, 1997 - NTN Communications, Inc. (AMEX: NTN) today announced the resignations of Patrick J. Downs as Chairman and Chief Executive Officer, and Daniel C. Downs as President. Both will continue to serve on NTN's Board of Directors.

Ed Frazier, a Director of NTN and former President and Chief Executive Officer of Liberty Sports, has been named Acting Chairman. Gerald Sokol, Jr., currently Chief Financial Officer and Chief Operating Officer, has also been named President of the company.

In making the announcement, Patrick J. Downs, outgoing Chairman, said, "Both Dan and I have been working this past year to bring in new management to take the company to the next "level". It is time for the founders to leave the day-to-day management to others. We are delighted with the vote of confidence the Board has given Gerald Sokol by naming him President."

NTN further announced the formation of an executive committee comprising Acting Chairman Ed Frazier and Robert M. Bennett, former President of Metromedia Broadcasting. One of the committee's responsibilities will be to search for a new NTN Chairman and CEO.

NTN's Board of Directors has approved contract settlement agreements reached with Patrick J. Downs, Daniel C. Downs and several other senior management personnel. Substantial reserves for the settlements have been established and will be reflected along with other significant reserves in the Company's 1996 fourth quarter results.

NTN Communications, Inc., a leading producer and programmer of two-way (interactive) television, online and Internet entertainment, broadcasts to a variety of delivery platforms 24 hours a day, NTN's content is among the most popular destinations on computer online and interactive cable services. In addition, the NTN Entertainment Network(R) distributes programming to more than 15 million participants per month at restaurants, sports bars, hotel lounges, military bases, colleges and other group viewing locations throughout North America.

                [LETTERHEAD OF NTN COMMUNICATIONS APPEARS HERE]